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Communities.com

Commercial Server License Agreement


Communities.com ("Communities.com") is in the business of developing, marketing and distributing visual chat software, including the visual chat software known as The Palace*. iChargeit.com ("iChargeit") is in the business of providing online ecommerce websites. iChargeit desires to receive, and Communities.com desires to grant, a license for iChargeit to use Communities.com's proprietary The Palace* software. The parties therefore agree as follows:

Section 1.       Definitions

1.1  The Palace means: The Palace*, Communities.com's proprietary trademark.

1.2 The Palace Client means: The Palace* Client Software, in object code form, as described in Exhibit A to this Agreement.

1.3 The Palace Commercial Server means: The version of The Palace server software, in object code form, that is designed for and contains special elements for commercial customers, as identified in Exhibit A to this Agreement.

1.4 The Palace Software Products means: The Palace Client and The Commercial Server, collectively.

1.5 User means: an individual using The Palace Client to gain access to The Palace Commercial Server.

Section 2.       Licenses

2.1 License. Subject to the terms and conditions of this Agreement, Communities.com hereby grants to iChargeit a nonexclusive, royalty bearing, non-assignable, nontransferable license to use The Palace Commercial Server.

2.2 Delivery of Copies. The method of delivery of copies of The Palace Commercial Server from Communities.com to iChargeit shall be by download of copies from The Palace web site. The iChargeit will obtain a registration number for The Palace Commercial Server directly from Communities.com.

2.3 Upgrades. Communities.com may, in its sole discretion, provide iChargeit with updated, enhanced or revised versions of The Palace Commercial Server from time to time. Within thirty (30) days of receipt of any such updated, enhanced or revised version from Communities.com, iChargeit will cease using all previous versions of The Palace Commercial Server and use instead the upgraded version.

2.4 Trademark License. Communities.com grants to iChargeit a nonexclusive, non-assignable, and nontransferable right to use The Palace-TM- on and in the promotion and advertising of the iChargeit. Further, this license is conditional upon iChargeit's compliance with the requirements of


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section 3.3 below. iChargeit agrees to ensure that its use of The Palace will meet the highest levels of quality and integrity, will not be unlawful, and will not interfere with Communities.com's rights in The Palace.

2.5 No Reverse Engineering. iChargeit agrees not to reverse engineer, reverse compile, or otherwise disassemble The Palace Software Products. iChargeit may not use, reproduce, sublicense, distribute or dispose of any of The Palace Software Products, in whole or in part, other than as permitted under this Agreement.

2.6 Exclusive Use of The Palace Client. iChargeit agrees to use only The Palace Client software to access The Palace Commercial Server. No other client software may be created or used to access The Palace Commercial Server.

Section 3.       Intellectual Property Ownership/Labeling

3.1 Communities.com Ownership. iChargeit agrees that this license does not grant any title or other right of ownership to The Palace Software Products, or title, license or other right of ownership to The Palace or any Communities.com trademark or work. iChargeit acknowledges that The Palace Software Products and The Palace-TM-, and the intellectual property contained therein, are proprietary to Communities.com.

3.2 Copyright Notice. iChargeit shall not remove any copyright notices or proprietary or other legends or notices contained on or within The Palace Software Products, and iChargeit shall conspicuously display the copyright notice, "-C- [insert date] Communities.com" on iChargeit's The Palace web sites, and on any copy of The Palace Commercial Server used by iChargeit.

3.3 Trademark Notice. Where iChargeit makes reference to The Palace, iChargeit shall state: "The Palace is a registered trademark of Communities.com and is being used with express permission of its owner." iChargeit agrees to comply with trademark guidelines that Communities.com may, from time to time, issue concerning the reproduction, use and placement of The Palace or other Communities.com marks by Communities.com's licensees.

Section 4.       Proper Use of Software

Licensee will not use The Palace Commercial Server or The Palace Client to transmit or receive illegal or pornographic material, to commit tortious acts, or to violate the legal rights of any person. Licensee will comply with the provisions and requirements of The Digital Millennium Copyright Act, 17 U.S.C.Section.512et seq., and all other laws which govern and limit the legal liability of Internet service providers and publishers. Licensee will not unlawfully use any copyrighted work, trade secret, trademark, logo, or likeness of any person in connection with The Palace Commercial Server or The Palace Client, or in the Licensee Site.

Section 5. Joint Promotion; Revenue Sharing

The parties have discussed and agreed to execute the joint promotional, marketing and/or revenue sharing activities set forth in Exhibit B to this Agreement.

Section 6.       Payments


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6.1  License Fee and Royalties. In consideration of the licenses granted under this Agreement, and the other obligations herein, iChargeit will pay to Communities.com the payments set forth on Exhibit C.

6.2 Records. iChargeit shall keep accurate records of all operations affecting payments hereunder, and shall permit Communities.com or its duly authorized agent to inspect all such records and to make copies of or extracts from such recoreds during regular business hours throughout the term of this Agreement and for a reasonable period of not less than 3 months thereafter.

6.3 Payments. Not later than the last day of each January and July, iChargeit shall furnish to Communities.com a written statement of all amounts due pursuant to Sec. 5 and Exhibit B.

Section 7.       Support

7.1 Subject to Section 7.3, Communities.com will, at no additional charge, provide first level support (i.e., direct support) for The Palace Commercial Server to the iChargeit. This support will be provided to iChargeit for a period of one (1) year from the effective date (the "initial term"). The parties agree that, in order for Communities.com to continue providing support after the initial term, the parties must enter into a separate support or revenue sharing agreement.

7.2 Communities.com will, at no additional charge, provide first level support (i.e., direct support) via email for end Users, except that support for User issues relating uniquely to the iChargeit will be provided by iChargeit.

7.3 The parties agree that, for support requiring Communities.com to actually develop site content or code for integration, a separate consulting agreement for one or more of our customer consultants to work with iChargeit to plan, design, and integrate iChargeit's site must be negotiated and entered into by the parties. Communities.com charges $ 150.00/hr for consulting time plus regular expenses.

Section 8.       Right to Independent Development, Advertising

Nothing in this Agreement is intended to limit in any way the right of either party to develop products independently, and to do business with other parties. iChargeit understands that advertising is a method of generating revenue for Communities.com, and that Communities.com will be conducting advertising on The Palace Client which will be viewed by the Users.

Section 9.       Disclaimers of Warranty and Indemnity

9.1 Communities.com licenses The Palace Commercial Server to iChargeit hereunder solely on an "As Is" basis. Communities.com MAKES NO WARRANTIES WHATSOEVER, EITHER EXPRESS OR IMPLIED, REGARDING THE PALACE SOFTWARE PRODUCTS, INCLUDING WARRANTIES WITH RESPECT TO THEIR MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

9.2 Subject to the limitations set forth in Section 10, Communities.com hereby indemnifies iChargeit, its officers, directors, agents and representatives for third party claims that The Palace Software Products are not owned by Communities.com, provided that: (i) iChargeit must promptly give Communities.com notice in writing of any such claim or action and permit Communities.com,


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through counsel of its choice, to answer and defend such claim or action;
(ii) iChargeit must provide Communities.com information, assistance and authority, at Communities.com's expense, to enable Communities.com to defend such claim or action; and (iii) Communities.com will not be responsible for any settlement made by iChargeit without Communities.com's written permission. If Communities.com receives notice of an alleged copyright or trade secret infringement, or if iChargeit's use of one or more of The Palace Software Products shall be prevented by permanent injunction for reasons of copyright or trade secret infringement, Communities.com may, at its sole option and expense, procure for Licensee the right to continued use of The Palace Software Products as provided hereunder, or modify The Palace Software Products such that it is no longer infringing, or replace The Palace Software Products with software of comparable functional capability.

9.3 Communities.com shall have no liability under this Section 9 for any claim or suit to the extent that any alleged infringement is based upon: (i) the combination, operation, or use of The Palace Software Products with devices, parts, or software not supplied by Communities.com, (ii) modifications made to The Palace Software Products other than those made by Communities.com or in accordance with Communities.com's written instructions, or (iii) use of The Palace Software Products other than as permitted under this Agreement or in a manner for which they were not intended.

9.4 Communities.com is not responsible for statements and/or content that are published by iChargeit or Users utilizing The Palace Software Products. Accordingly, Communities.com shall have no liability under this Section 9 or otherwise for any claim or suit, including costs, damages, and attorney fees, to the extent that iChargeit is held liable to a third party for copyright infringement, tort, defamation, unfair business practice, or criminal or other wrongful act by virtue of publication by Users of any material utilizing The Palace Software Products.

9.5 Indemnity for Improper Use. iChargeit shall indemnify Communities.com against any claim or liability arising out of any improper use The Palace Server or The Palace Client as described in Section 4 above. iChargeit shall reimburse Communities.com for the costs and reasonable expenses (including attorney's fees) incurred by Communities.com in connection with any claim of improper use of The Palace Commercial Server by iChargeit and/or its employees, agents, representatives and users.

Section 10.      Limitation of Liability

Except for indemnification for infringement as and only to the extent provided in Section 9 of this Agreement, in no event will Communities.com be liable to iChargeit for incidental, indirect, special, or consequential damages resulting from the use, sale or distribution of The Palace Software Products and/or any other products, whether under a theory of contract, warranty, tort, products liability or otherwise. In no event will the parties be liable to each other, on any theory of tort, indemnity, infringement, breach of contract, warranty, or equity, for damages in excess of the amounts paid to Communities.com hereunder during the initial term of this Agreement.

Section 11.      Effective Date; Term

The effective date of this Agreement is the date on which the latter signature was made to this document in the space indicated for signature below. This Agreement will continue in force for one (1) year from the effective date (the "initial term"). Following the initial term, this Agreement will be automatically renewed each year, unless notice of non-renewal is provided by one party to the


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other within ninety (90) days prior to the date of the expiration of the one-year term (the "anniversary date"). If one party or both parties provide notice of non-renewal, this Agreement will terminate on the anniversary date. Either party may terminate this Agreement without cause at any time with a written notice of termination provided with sixty (60) days notice.

Section 12.      Breach and Termination

If any breach of this Agreement by either party continues after thirty (30) days from the date of first written notice of such breach, the other party may terminate this Agreement immediately by second written notice. The rights of the parties under this clause are in addition to any other rights and remedies provided by law or under this Agreement.

Section 13.      Effect of Termination; Return of Communities.com Programs

Upon expiration or termination of this Agreement, iChargeit shall promptly return to Communities.com all originals and copies of The Palace Commercial Server which are in its possession in hard copy or CD or in any other media or form, and iChargeit will stop any further use of The Palace Commercial Server. iChargeit is not obligated however, to recall copies of The Palace Client used by its employees, customers, or other Users. The terms and conditions of sections 2.5, 3.1, 9, 10, and 14 will survive any expiration or termination of this Agreement.

Section 14.      General

14.1 Complete Understanding. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof. Any amendment of any provision of this Agreement will be effective only if in writing and signed by both the parties.

14.2 Assignment. iChargeit may not assign this Agreement, nor may iChargeit transfer the rights granted hereunder without the prior written consent of a duly authorized representative of Communities.com except to successor entity as the result of sale, merger, or consolidation. Communities.com may assign this Agreement, in whole or in part.

14.3 Disclaimer of Agency. This Agreement will not be construed as creating an agency, partnership, joint venture or any other form of legal association between the parties, and iChargeit will not represent to the contrary, whether expressly, by implication, by appearance or otherwise. The parties are solely responsible for all of their own expenses incurred in exercising their respective rights and complying with the terms and conditions of this Agreement.

14.4 Waiver. Any delay by Communities.com hereunder and/or any failure by Communities.com to exercise any right hereunder will not be effective as a waiver unless expressly made in writing, signed by Communities.com. Any express waiver by Communities.com of any right hereunder shall not be deemed to be a waiver of any other or subsequent right.

14.5 Notices. All notices, demands or other communications with legal effect under this Agreement shall be in writing. Any notices required under or permitted under this Agreement shall be provided by First Class, Express Mail, or Certified Mail, with the effective date the date of postmark or express mail marked mailing, and shall be delivered to the following persons at the addresses indicated:


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For Communities.com:
Communities.com
c/o Matthew Burgess
Manager, Business Development
10101 N. De Anza Blvd, Suite 100
Cupertino, CA 95014

For iChargeit:

14.6 Governing Law. This Agreement will be governed by the laws of the State of California. Disputes arising out of this Agreement will be resolved by binding confidential arbitration under the Commercial Arbitration Rules of the American Arbitration Association, with the venue of the arbitration in the County of Santa Clara, California, excepting disputes involving copyright infringement, including any third party infringement liability, in order to preserve Communities.com's ability to obtain immediate injunctive relief.



COMMUNITIES.COM                          ICHARGEIT.COM

/s/ Matthew T. Burgess                   /s/ Jesse Cohen        5/15/99
----------------------------------       ----------------------------------
(SIGNATURE)            (DATE)            (SIGNATURE)            (DATE)

Matthew T. Burgess                       Jesse Cohen
----------------------------------       ----------------------------------
(PRINTED NAME)                           (PRINTED NAME)

Director of Business Development         CEO
----------------------------------       ----------------------------------
(TITLE)                                  (TITLE)


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EXHIBIT A

THE PALACE SOFTWARE PRODUCTS


I)   The Palace Commercial Servers.

These models are The Palace server software for commercial applications. Included with these models of server software are the following special elements: Instant Palace* (Communities.com's Java client) and Palace Presents* (Communities.com's event management module).

There are four user capacity levels of this server:

a)   The Palace Commercial Server, 100 simultaneous users

b)   The Palace Commercial Server, 250 simultaneous users

c)   The Palace Commercial Server, 500 simultaneous users

d)   The Palace Commercial Server, 1000 simultaneous users

These servers are available for the following operating systems:

a.)  Unix Sun Solaris 2.5+

b.)  Unix DEC Alpha OSF/1 3.2+

c.)  Unix Redhat Linux 4.0+ (x86)

d.)  Windows NT Service Pack 3+

II)  The Palace Client.

The Palace client software, which is either installed on client systems as a standalone application or an Instant Palace Java applet downloaded to the end users' Java-enabled web browser to interoperate with any of The Palace Commercial Servers or The Palace Personal Servers.


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EXHIBIT B

JOINT MARKETING AND REVENUE SHARING ACTIVITIES


Communities.com agrees to:

a.) Pay iChargeit an amount equal to 30% of net revenue generated through advertisement sales to Palace server site traffic, payable quarterly. Advertisments are served by Communities.com to users of The Palace Client software. Electric Comunities will track the advertisments being served to Palace Client users who are visiting the iChargeit Palace Server. Net revenue is determined by reducing the gross revenue to Communities.com (which already reflects any ad rep firm fees, if applicable) by the cost of serving ads, which this agreement sets as $2 CPM. (For example, if Communities.com sells ads, at $20 CPM, which are delivered to users as they visit the iChargeit Palace Server, $2 goes to the cost of the serving the ad. Of the remaining $18 CPM, 30% of this will be paid to iChargeit.)

b.) Grant iChargeit the right to sell advertisment banner impressions from any unsold inventory of advertisements being served by Communities.com to The Palace users.

c.) Grant iChargeit the right to refuse any advertisers from being served to The Palace users visiting the iChargeit Palace server. iChargeit acknowledges that Communities.com's business is based on advertisement sales and agrees to exercise this right within reasonable limits. iChargeit will provide Communities.com with a list of specific disallowed advertisers to faciliate this clause. Communities.com will remove any already-running ads within 5 business days of a written request to do so from iChargeit.

d.) Provide a listing of iChargeit's The Palace Server on The Palace Directory Page of The Palace website.

iChargeit agrees to:

a.) Pay Communities.com an amount equal to $2 CPM plus 30% of net revenue generated through advertisement sales to Palace server site traffic, payable quarterly. (For example, if iChargeit sells ads, at $20 CPM, which Communities.com serves to Users of The Palace Client software as they visit the iChargeit Palace Server or to any other Palace, $2 is paid to Communities.com to cover the cost of the serving the ad. Of the remaining $18 CPM, 30% of this will be paid to Communities.com.)

b.) Promote the download of The Palace Standalone Client software on each of its websites that has a reference to The Palace Server operated by iChargeit.

c.) Use the following URL whenever linking to the download or registration site for The Palace Standalone Client software:
http://www.thepalace.com/reg/ichargeit/

d.)  Use The Palace as its sole chat technology.


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EXHIBIT C

PAYMENT SCHEDULE


The cost of this server license is:

100 User The Palace Commercial Server    $ 5,000.00


This license gives iChargeit the right to purchase a license upgrade within 90 (ninety) days of the effective date of this license, as defined in Section 11, at the following upgrade licensing fees:

     250 User The Palace Commercial Server     $ 4,000

     500 User The Palace Commercial Server     $ 6,500

     1000 User The Palace Commercial Server    $ 12,000

     2500 User Configuration       $ 24,000

     5000 User Configuration       $ 35,000

After 90 days, the cost of upgrades will follow Communities.com's standard upgrade licensing policy:

     250 User The Palace Commercial Server     $ 5,000

     500 User The Palace Commercial Server     $ 10,000

     1000 User The Palace Commercial Server    $ 15,000

     2500 User Configuration       $ 35,000

     5000 User Configuration       $ 40,000


Communities.com will create a customized version of The Palace Client software, in PC, Mac 68k, and Mac PowerPC formats. There is no additional cost to iChargeit for this service. This customization, the details of which are to be determined and agreed upon by the both parties, may include:

- Custom Default Entry Palace

- Custom Bookmarks

- Custom Graphics and Sounds

- Custom Registration URL Link for tracking of The Palace client user registrations

- Custom Palace prop file


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